UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 09/17/2021

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-15701

Delaware	84-1007839
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1535 Faraday Avenue, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

760-736-7700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	NAII	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPONTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

5.02(b) Director Resignations

The Board of Directors (the "Board") of Natural Alternatives International, Inc. (the "Company") received letters of resignation tendered by Alan J. Lane and Lee G. Weldon two of its directors. Both letters of resignation stated their resignation would be effective September 18, 2021, and both letters of resignation stated they were not the result of any disagreement with the Board, the Company's management, its independent accountant or legal counsel. No new or modified compensatory arrangements were entered into by the Company with the departing directors.

5.02(d) Appointment of a Director

On September 17, 2021, the Board appointed a new director to a vacant seat on the Board resulting from the death of a director. The Board appointed Dr. Guru Ramanathan to complete the remaining term of the deceased director ending on the annual meeting of stockholders to elect directors in Class I currently scheduled to be held on December 3, 2021. The Board also accepted the recommendation of the Nominating Committee and resolved to nominate Dr. Ramanathan to be elected by the stockholders as a director in Class I at the annual stockholder meeting to be held on December 3, 2021. The only compensatory arrangement entered into between the Company and Dr. Ramanathan to be effective prior to his potential election as a director by the stockholders is to pay Dr. Ramanathan the same fees that are paid to other directors for attendance at Board and Committee meetings and to pay or reimburse the reasonable cost of traveling to and attending any such meetings.

In light of these changes in the composition of the Board and for related reasons, the Board also took the following actions.

Decrease in Board Size

In light of the size of the Company, and in order to meet currently applicable state statutory requirements regarding the composition of the Board of Directors and in doing so to avoid an otherwise required significant increase in the size of the Board which primarily due to cost and effectiveness the Board determined would not to be in the Company's best interest, the Board determined it would best provide for the efficient and effective governance of the Company to reduce the current size of the Board. Therefore, effective September 18, 2021, the Board approved a decrease in the size of the Board from 6 directors to 4 directors. As a result of the director resignations and the change in the size of the Board, the Board now has 4 members, three of whom are independent, and no vacancies.

Board Committee Appointments

On September 17, 2021, the Board of Directors appointed Alan G. Dunn, Laura Kay Matherly and Guru Ramanathan to the Nominating Committee of the Board of Directors and appointed Alan G. Dunn to serve as Chair of the Nominating Committee. On the same date, the Board appointed Laura Kay Matherly to be the Chair of the Human Resources Committee and also appointed Guru Ramanathan to the Audit Committee and the Human Resources Committee. As a result of the director resignations and the Committee appointments, all three Committees of the Board (Audit Committee, Human Resources Committee and Nominating Committee) are now comprised of directors Alan G. Dunn, Laura Kay Matherly and Guru Ramanathan.

ITEM 7.01 REGULATION FD DISCLOSURE.

The Company has added an investor presentation to its website. The presentation can be found on the investor relations tab of the website at https://www.nai-online.com/our-company/investors/ . A copy of the Investor Presentation is attached hereto as Exhibit 99.1 and incorporated by reference herein.

On September 20, 2021, NAI issued a press release announcing its fourth quarter and annual financial results, the appointment of Dr. Guru Ramanathan to the Board of Directors, and the addition of a new investor presentation to its website. A copy of the press release is attached hereto as Exhibit 99.3 and incorporated by reference herein.

ITEM 8.01 OTHER EVENTS.

Determination of Director Independence and Audit Committee Financial Experts

On September 17, 2021, the Board, under advisement by legal counsel and the Nominating Committee, undertook an analysis regarding director independence and determined that each of Alan G. Dunn, Laura Kay Matherly and Guru Ramanathan are independent directors. On the same date the Board undertook an analysis of Audit Committee Financial Experts and determined Alan G. Dunn and Laura Kay Matherly are each an Audit Committee Financial Expert within the meaning of current SEC regulations.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.4	Investor Presentation September 2021

99.5	NAI Press Release issued on September 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc. a Delaware corporation

Date: September 20, 2021	By:	/s/ Mike Fortin
Mike Fortin, Chief Financial Officer